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                                                                     Exhibit 5.1


                                                  Linklaters Beijing Office
                                                  25th Floor China World Tower 1
                                                  No 1 Jian Guo Men Wai Avenue
                                                  Beijing 100004 China
                                                  Telephone (86-10) 6505 8590
                                                  Facsimile (86-10) 6505 8582


China Netcom Group Corporation (Hong Kong) Limited
59th Floor
Bank of China Tower
1 Garden Road
Central
Hong Kong


                                                                 25 October 2004


Our Ref CCLL/L-067126


Dear Sirs

CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED (THE "COMPANY")

We act for the Company as its Hong Kong legal counsel to the Company in connection with the proposed global offering of ordinary shares of par value US$0.04 per share in the Company (the "SHARES"), under the United States Securities Act of 1933 (the "SECURITIES ACT") as described in the prospectus (the "PROSPECTUS") contained in the Company's registration statement on Form F-1 (the "REGISTRATION STATEMENT") filed with the United States Securities and Exchange Commission (the "SECURITIES AND EXCHANGE COMMISSION") on 15 October 2004 with file number 333-119786.

For the purposes of giving this opinion, we have examined the following documents:-

(a)  a copy of the Registration Statement; and

(b)  a copy of the Prospectus.

We have also reviewed the memorandum and articles of association of the Company, share register and minutes of meetings of the directors of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed that:-

(a) the minutes of meetings referred to herein are full and accurate records of meetings duly convened and held in accordance with the articles of association of the Company and that such minutes have not been amended or rescinded;

(b) there is no provision of the law of any jurisdiction, other than the Hong Kong Special Administrative Region of the People's Republic of China ("HONG KONG"), which would have any implication in relation to the opinion expressed herein; and

(c) the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.


Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.
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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Hong Kong. This opinion is to be governed by and construed in accordance with the laws of Hong Kong and is limited to and is given on the basis of the current law and practice in Hong Kong.

On the basis of and subject to the foregoing, we are of the opinion that when the Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Prospectus and Registration Statement they will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company or its creditors with respect to the holding of such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Enforceability of Civil Liabilities" and "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.



Yours faithfully



/s/ Linklaters
Linklaters